Exhibit 4.1
Standard & Poor’s
A Division of the McGraw-Hill Companies

55 Water Street, 45th Floor	Frank A. Ciccotto, Jr.
New York, New York 10041	Managing Director
Tel 212-438-4417	E-Business Services
Fax 212-438-7748
frank ciccotto@standardandpoors.com

April 10, 2002

Salomon Smith Barney Inc.
388 Greenwich Street
New York, N.Y. 10013

JPMorgan Chase Bank
4 MetroTech Center
3rd Floor
Brooklyn, N.Y. 11245

Re: Tax Exempt Securities Trust, National Trust 300

Gentlemen:

We have examined Registration Statement File No. 333-83588 for the above-mentioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sin	cerely,

/S/	FRANK A. CICCOTTO
FR	ANK A. CICCOTTO
Vic	e President